Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CACI International Inc 2002 Employee Stock Purchase Plan and the CACI International Inc 2016 Amended and Restated Incentive Compensation Plan of our reports dated August 14, 2020, with respect to the consolidated financial statements and schedule of CACI International Inc and the effectiveness of internal control over financial reporting of CACI International Inc included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, VA June 25, 2021